Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs Trust of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appears in the Goldman Sachs Global Real Estate Fund’s and the Goldman Sachs International Real Estate Securities Fund’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Experts”, “Representations and Warranties”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 14, 2021